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                                                                      EXHIBIT 11

                       MORGAN STANLEY DEAN WITTER & CO.
                       COMPUTATION OF EARNINGS PER SHARE

                       (IN MILLIONS, EXCEPT SHARE DATA)

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                                                                                      FISCAL YEAR ENDED

                                                           -------------------------------------------------------------------------

                                                                NOVEMBER 30              NOVEMBER 30               NOVEMBER 30
                                                                   1998                      1997                     1996
                                                           ----------------------    ---------------------    ----------------------

BASIC:

Weighted-average shares outstanding                                  575,822,725              574,818,233               573,356,930
                                                           ======================    =====================    ======================

Earnings:

     Net income                                                           $3,276                   $2,586                    $1,980
     Less:    Preferred stock dividend
              requirements                                                    55                       66                        66
                                                           ----------------------    ---------------------    ----------------------

     Earnings applicable to common shares                                 $3,221                   $2,520                    $1,914
                                                           ======================    =====================    ======================

Basic earnings per share                                                   $5.60                    $4.38                     $3.34
                                                           ======================    =====================    ======================


DILUTED:

Weighted-average shares outstanding                                  575,822,725              574,818,233               573,356,930
Average common shares issuable
     under employee benefit plans                                     18,539,765               19,364,651                21,121,605
Average common shares issuable upon
     conversion of ESOP preferred stock                               11,931,575               12,123,591                12,312,219
                                                           ----------------------    ---------------------    ----------------------


              Total weighted-average diluted shares                  606,294,065              606,306,475               606,790,754
                                                           ======================    =====================    ======================

Earnings:

     Net income                                                           $3,276                   $2,586                    $1,980
     Less:    Preferred stock dividend
              requirements                                                    47                       61                        62
                                                           ----------------------    ---------------------    ----------------------

     Earnings applicable to common shares                                 $3,229                   $2,525                    $1,918
                                                           ======================    =====================    ======================

Diluted earnings per share                                                 $5.33                    $4.16                     $3.16
                                                           ======================    =====================    ======================
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